Exhibit 99.1

FOR IMMEDIATE RELEASE

AMBASSADORS GROUP AND LANE FIVE REACH AGREEMENT
REGARDING 2012 ANNUAL MEETING OF SHAREHOLDERS

SPOKANE, WA., May 7, 2012 — Ambassadors Group, Inc. (Nasdaq: EPAX) (the “Company”), a leading provider of educational travel experiences, today announced that it entered into an agreement on May 7, 2012 (the “Cooperation Agreement”) with Lane Five Capital Management LP (“Lane Five Capital”), and certain of its affiliates (together “Lane Five”), Lisa O’Dell Rapuano, Peter Kamin and certain other parties with respect to the Company’s 2012 Annual Meeting of Shareholders.  Lane Five owns approximately 6.8% of the outstanding shares of the Company’s common stock.

Under the terms of the Cooperation Agreement, Lisa O’Dell Rapuano, founder of Lane Five, will be nominated by the Company’s Board of Directors for election at the 2012 Annual Meeting of Shareholders for a term to expire at the 2015 Annual Meeting.  In addition, Peter H. Kamin, a Lane Five nominee, will be appointed to the Company’s Board, effective upon completion of the 2012 Annual Meeting for a term that expires at the 2014 Annual Meeting.   The Cooperation Agreement also provides that at least one of the director nominees to be recommended by the Board at the 2013 Annual Meeting will be approved by the unanimous vote of the Nominating Committee of the Board.   As part of the Cooperation Agreement, Lane Five, Mr. Kamin, Ms. Rapuano and certain other parties to the Cooperation Agreement have agreed to abide by certain standstill provisions through the conclusion of the 2013 Annual Meeting.  The Cooperation Agreement will be included as an exhibit to the Company’s Current Report on Form 8-K to be filed with the SEC today.

“We have reached this agreement with Lane Five, which we believe is in the best interest of the Company and all our shareholders,” said John Ueberroth, chairman of the Company’s Board of Directors.  “With this agreement we will be able to dedicate our full efforts and resources to enhancing value for shareholders.  Our Board and management team are committed to executing on our strategic plan and look forward to benefitting from the collective experience of our new directors to build an even stronger future for Ambassadors.”

Ms. Rapuano, said, “We are pleased to have worked constructively with Ambassadors to reach this settlement.  Ambassadors has a strong brand and a great product. We are confident that the new members of the Ambassadors Board will serve the best interests of Ambassadors and its stockholders with a commitment to enhance stockholder value, and we look forward to bringing our new perspective to the Board.”

The Company will disclose further details in filings with the Securities and Exchange Commission (“SEC”).  Further details regarding the 2012 Annual Meeting, including date, time, location and record date for determining eligibility to vote, will be included in the Company’s definitive proxy materials, which will be filed with the SEC and distributed to shareholders in the coming days.

Lisa O’Dell Rapuano is the founder of Lane Five Capital, the investment manager of Lane Five Partners LP, a long-biased, concentrated valuation-driven investment partnership.  Prior to founding Lane Five in 2006, she was the Co-Chief Investment Officer of Matador Capital Management.  For ten years prior to that, Ms. Rapuano served in various capacities at Legg Mason Capital Management, including as a manager of the Legg Mason Special Investment Trust and as the Director of Research at Legg Mason Capital Management.

Peter H. Kamin the founder and Managing Partner of 3K Limited Partnership, a private investment partnership which was organized to invest the capital of a family trust.  For the previous 11 years, Mr.

Kamin was a co-founding Partner of ValueAct Capital.  Prior to founding ValueAct Capital in 2000, Mr. Kamin founded and managed Peak Investment L.P.  Mr. Kamin began his investment career in 1984 at Fidelity Management and Research, where he was an Assistant Portfolio Manager and an equity analyst. Mr. Kamin is presently a Director of Abatix Corp, Aldila Inc., Rockford Corporation and several privately held companies. Mr. Kamin has previously served as a Director of Paragon Technologies, Seitel, Inc., KAR Holdings, LeCroy Corp., Hanover Compressor, Exterran, Sirva, Inc., Insurance Auto Auctions, Inc., OneSource Information Services, Inc., Data Transmission Network, TFC Enterprises, Eskimo Pie, ACME United Corp, Hi-Port Industries and numerous privately held companies.

About Ambassadors Group, Inc.

The Company is a socially conscious, education company located in Spokane, Washington.  The Company is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc., and BookRags, Inc., an educational research website.  The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school.  Additional information about the Company and its subsidiaries is available at www.ambassadorsgroup.com.

About Lane Five Capital Management LP

Lane Five Capital Management LP (“Lane Five Capital”) is the investment manager of Lane Five Partners LP, a long-biased, concentrated valuation-driven investment partnership, and the manager of other accounts on a discretionary basis.  Lane Five Capital’s strategy is to buy significantly undervalued securities of businesses it believes can create long-term value for stockholders and to hold them for many years.

Forward Looking Statements

This press release includes statements that are not historical in nature. These statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Statements that include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.  These forward-looking statements reflect the beliefs or current expectations of the Company with respect to, among other things, the availability of Ms. Rapuano and Mr. Kamin to serve as directors of the Company and the compliance to the terms of the Cooperation Agreement by the parties thereto.  Forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and factors include the risk factors set forth in Item 1A of the Company’s 2011 Annual Report filed on March 12, 2012 with the SEC on form 10-K and available at their website www.sec.gov. These risks, along with other factors, may be identified from time to time in the Company’s filings with the SEC or in its press releases. All forward-looking statements are expressly qualified in their entirety by these factors and all related cautionary statements.  Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You are urged to carefully review and consider the various disclosures made by the Company in its reports filed with the SEC.

Contacts:

For Ambassadors Group	For Lane Five Capital Management LLC
Tony Dombrowik, Chief Financial Officer	Lisa O’Dell Rapuano
(509) 568-7800	(443) 921-2061